Exhibit 99.1

Vaxcyte Announces Closing of Initial Public Offering and Full Exercise of Underwriters’

Option to Purchase Additional Shares

FOSTER CITY, Calif., June 16, 2020 – Vaxcyte, Inc. (Nasdaq: PCVX), a next-generation vaccine company seeking to improve global health by developing superior and novel vaccines designed to prevent or treat some of the most common and deadly infectious diseases worldwide, today announced the closing of its initial public offering of 17,968,750 shares of common stock, which includes the full exercise of the underwriters’ option to purchase 2,343,750 additional shares of common stock, at a public offering price of $16.00 per share. All of the shares were offered by Vaxcyte. The aggregate gross proceeds from the offering were $287.5 million, before deducting underwriting discounts and commissions and offering expenses. The shares began trading on the Nasdaq Global Select Market under the ticker symbol “PCVX” on June 12, 2020.

BofA Securities, Jefferies and Evercore ISI acted as joint book-running managers for the offering. Cantor and Needham & Company acted as co-managers for the offering.

The registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on June 11, 2020. The offering was made only by means of a prospectus, copies of which may be obtained from: BofA Securities, Inc., Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, or by telephone at (800) 294-1322, or by email at dg.prospectus_requests@bofa.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388, or by email at prospectus_department@Jefferies.com; or Evercore Group L.L.C. c/o Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055, or by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vaxcyte

Vaxcyte, formerly known as SutroVax, is a next-generation vaccine company seeking to improve global health by developing superior and novel vaccines designed to prevent or treat some of the most common and deadly infectious diseases worldwide. The Company’s cell-free protein synthesis platform, comprising the XpressCFTM platform, exclusively licensed from Sutro Biopharma, Inc., together with Vaxcyte’s proprietary know-how, enables the design and production of protein carriers and antigens, the critical building blocks of vaccines, in ways that the Company believes conventional vaccine technologies currently cannot. In addition to its pneumococcal conjugate vaccines in development, VAX-24 and VAX-XP, Vaxcyte is leveraging its proprietary platform to advance other novel vaccines, including a prophylactic vaccine to prevent Group A Strep infections (VAX-A1) and a therapeutic vaccine to treat periodontal disease (VAX-PG).

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Investor Contact:

Andrew Guggenhime, Chief Financial Officer & Chief Business Officer

Vaxcyte, Inc.

650-837-0111

investors@vaxcyte.com

Media Contact:

Sylvia Aranda

W2O

415-658-9734

saranda@w2ogroup.com